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                                                                       EXHIBIT I

                  THE VANGUARD GROUP OF INVESTMENT COMPANIES

                           Vanguard Financial Center
                                 Valley Forge
                              Pennsylvania 19482

                                  Telephone:
                                (215) 648-6000


June 28, 1989


The Regis Fund, Inc.
1300 Morris Drive
P.O. Box 102
Valley Forge, PA 19482

Gentlemen:

The Regis Fund, Inc. (the "Fund") was incorporated under the laws of the State of Maryland on October 11, 1988. I am acting as counsel to the Fund in connection with the Fund's registration as an open-end management investment company under the Investment Company Act of 1940 ("1940 Act"), as amended. It is in my capacity as counsel to the Fund that I am furnishing you this opinion.

I have examined the Fund's: (1) Articles of Incorporation; (2) by-laws; (3) minutes of the meetings of Directors; (4) Notification of Registration on Form N-8A under the 1940 Act; (5) Registration Statement on Form N-1A under the Securities Act of 1933 ("1933 Act") and 1940 Act, and all amendments thereto;
(6) registration statements, applications and other documents filed with various state securities authorities; and (7) all other relevant documents and records, as well as the procedures and requirements relative to the issuance and sale of the Fund's shares.

Based upon the foregoing information and my examination, it is my opinion that:

     1. The Fund is a valid and existing corporation of the State of Maryland authorized to issue 1,000,000,000 shares of its common stock, with a $.001 par value. The Board of Directors has the power to designate one or more classes ("Portfolios") of shares of common stock and to classify and reclassify any unissued shares with respect to such Portfolios.


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The Regis Fund, Inc.
June 28, 1989
Page Two


     2. The Fund has filed a Registration Statement with the U.S. Securities and Exchange Commission on Form N-1A, is currently registered as an open-end investment management company under the 1940 Act and has registered an indefinite number of its securities under the 1933 Act.

     3. The Fund has filed registration statements, applications and/or other documents required to register its securities under various State securities laws.

     4. The Fund will be authorized to offer and sell its shares when all necessary Federal and State regulatory authorizations, which are prerequisite to the issuance of the Fund's shares, have been obtained, subject to the Fund's continuing to maintain the effectiveness of the requisite Registration Statement under the 1933 Act and certain of the State securities laws.

     5. Such shares, when issued for consideration deemed by the Board of Directors to be consistent with the Fund's Articles of Incorporation, will be legally authorized, fully paid and non-assessable.

     6. The holders of the Fund's shares will have all the rights provided with respect to such holdings by the Articles of Incorporation and the laws of the State of Maryland.


I hereby consent to the use of this opinion as an Exhibit to the Fund's Registration Statement on Form N-1A filed under the 1933 and 1940 Acts, and to the applications and registration statements, and amendments thereto, filed in accordance with the securities laws of the states in which shares of the Fund are offered. I further consent to reference in the Prospectus of the Fund to the fact that this opinion concerning the legality of the issue has been rendered by me.

Very truly yours,

/s/ PAUL F. GALLAGHER

Paul F. Gallagher
Counsel

PFG:dm